UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 2, 2008
TeleTech Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-11919	84-1291044

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

9197 S. Peoria Street, Englewood, Colorado	80112

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (303) 397-8100
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On September 4, 2008, TeleTech Holdings, Inc. (“TeleTech”) entered into a Fifth Amendment (the “Fifth Amendment”) to its Amended and Restated Credit Agreement, dated as of September 28, 2006 (the “Credit Agreement”) with the lender parties thereto (the “Lenders”), KeyBank National Association, as lead arranger, sole book runner and administrative agent and Wells Fargo Bank, N.A., as syndication agent. The material terms of the Credit Agreement, which expires in September 2011, were initially disclosed in a Current Report on Form 8-K filed with the SEC on October 3, 2006. The Fifth Amendment, which is designed to provide TeleTech with increased flexibility in funding working capital requirements, capital expenditures, share repurchases and other financial commitments, will increase the maximum amount that TeleTech is allowed to borrow under the Credit Agreement from $180 million to $225 million.
A copy of the Fifth Amendment is attached hereto as Exhibit 10.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers.
On September 2, 2008, TeleTech completed an Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”) held by two executive officers who were named in the Summary Compensation Table of TeleTech’s definitive proxy statement (as filed with the Securities and Exchange Commission on August 7, 2008), resulting in an increase in the exercise price of the options subject to the Offer to Amend (the “Amended Options”). The Offer to Amend was approved and authorized by TeleTech’s Board of Directors and Compensation Committee because the Amended Options were mistakenly granted with exercise prices that were below the fair market value of TeleTech’s common stock on the appropriate accounting measurement date. As a result, the executive officers were potentially subject to adverse tax consequences under Section 409A of the United States Internal Revenue Code of 1986, as amended, and similar U.S. state tax laws, including income inclusion at vesting (whether or not the executive officer exercised affected options), an additional 20% federal penalty tax, and interest charges. Because the two executive officers elected to participate in the Offer to Amend, the Amended Options should no longer be subject to the adverse tax consequences under Section 409A or similar U.S. state tax laws. TeleTech’s Board of Directors and Compensation Committee authorized the Offer to Amend in light of a previous decision by TeleTech’s Board of Directors that, in the case of stock options issued with exercise prices that were lower than the fair market value on the appropriate accounting measurement dates, TeleTech would pay any taxes payable under Internal Revenue Code Section 409A, including tax “gross-ups,” to make the employees whole for any adverse tax consequences arising as a result of the vesting or exercise of such options (as previously disclosed in a Current Reports on Form 8-K filed with the SEC on February 20, 2008 and April 15, 2008).
Gregory G. Hopkins, Executive Vice President of Global Accounts, accepted the Offer to Amend with respect to outstanding stock options to purchase 75,000 shares of common stock that were initially granted on April 12, 2004 (before Mr. Hopkins became an executive officer of TeleTech). Pursuant to the terms of the amendment, the option exercise price was increased from $6.24 to $8.37 per share and Mr. Hopkins will receive a cash payment in January 2009 equal to $159,750 (an amount which reflects the $2.13 increase in the option exercise price multiplied by the 75,000 options outstanding). All other terms of the stock options, including the vesting schedule, remain the same as the terms in the original grant.
Brian J. Delaney, Executive Vice President and Chief Operations Officer, accepted the Offer to Amend with respect to two different sets of outstanding stock options, both of which were granted before Mr. Delaney became an executive officer of TeleTech. With regard to the first set of stock options, Mr. Delaney agreed to the Offer to Amend outstanding stock options to purchase 12,000 shares of common stock that were initially granted on June 7, 2004. Pursuant to the terms of the amendment, the option exercise price was increased from $7.78 to $8.37 per share and Mr. Delaney will receive a cash payment equal to $7,080 in January 2009 (an amount which reflects the $0.59 increase in the option exercise price multiplied by the 12,000 options outstanding). With regard to the second set of stock options, Mr. Delaney agreed to the Offer to Amend outstanding stock options to purchase 50,000 shares of common stock that were initially granted on September 9, 2005. Pursuant to the terms of the amendment, the option exercise price was increased from $8.59 to $8.93 per share and Mr. Delaney will receive a cash payment in January 2009 equal to $17,000 (an amount which reflects the $0.34 increase in the option exercise price multiplied by the 50,000 options outstanding). All other terms of the stock options, including the vesting schedule, remain the same as the terms in the original grant.
Item 9.01. Financial Statements and Exhibits.
     List below the financial statements, pro forma financial information and exhibits, if any, filed as a part of this report.
(d)	Exhibits:

Exhibit
Number	Description

10.1	Fifth Amendment Agreement among TeleTech Holdings, Inc., the lender parties thereto, KeyBank National Association, as lead arranger, sole book runner and administrative agent, and Wells Fargo Bank, N.A. as syndication agent, made as of September 4, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeleTech Holdings, Inc.

(Registrant)

Date: September 8, 2008	By:	/s/ Kenneth D. Tuchman

Kenneth D. Tuchman
Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Fifth Amendment Agreement among TeleTech Holdings, Inc., the lender parties thereto, KeyBank National Association, as lead arranger, sole book runner and administrative agent, and Wells Fargo Bank, N.A. as syndication agent, made as of September 4, 2008.